Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Daniel Francisco
Micron Technology, Inc.
208-368-5584
dfrancisco@micron.com

MICRON SETTLES DIRECT PURCHASER CLASS-ACTION SUIT

Form 10-Q Expected to Be Filed on Jan. 16

BOISE, Idaho, Jan. 9, 2007 –  Micron Technology, Inc., (NYSE:MU) announced today that it reached a settlement agreement with a class of direct purchasers of certain DRAM products. The settlement dismisses Micron from a class action suit filed in federal district court against the DRAM industry asserting claims on behalf of a class of individuals and entities that purchased DRAM directly from DRAM suppliers during the period from April 1, 1999, through June 30, 2002. The litigation arose following a 2002 U.S. Department of Justice inquiry into the DRAM industry.

The settlement’s effect upon the Company’s first quarter of fiscal 2007 results of operations and financial position will be provided in the Company’s Form 10-Q, which is expected to be filed with the U.S. Securities and Exchange Commission on Jan. 16. It is expected that the settlement will result in a reduction of the Company’s first quarter of fiscal 2007 earnings previously reported on Dec. 21, 2006,  in an amount not to exceed $80 million.

The agreement is subject to approval by the U.S. District Court for the Northern District of California. The Company continues to defend various other cases filed on behalf of purported indirect purchasers of DRAM and on behalf of various states through their Attorneys General.

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, NAND flash memory, CMOS image sensors, other semiconductor components, and memory modules for use in leading-edge computing, consumer, networking, and mobile products. Micron’s common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

# # #

This press release contains forward-looking statements relating to the effects of the settlement on the Company’s previously reported earnings. Actual events or results may differ materially from those contained in the forward-looking statements. Please refer to the documents the Company files on a consolidated basis from time to time with the Securities and Exchange Commission, specifically the Company’s most recent Form 10-K. These documents contain and identify important factors that could cause the actual results for the Company on a consolidated basis to differ materially from those contained in our forward-looking statements (see Certain Factors at www.micron.com/certainfactors). Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results.

Micron and the Micron orbit logo are trademarks of Micron Technology, Inc. All other trademarks are the property of their respective owners.